Exhibit 99.1

BTU International Reports Third Quarter 2009 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--October 27, 2009--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets, today announced its financial results for the third quarter, which ended on September 27, 2009.

Third quarter net sales were $12.4 million, up 15 percent compared to $10.8 million in the preceding quarter, and down 40 percent compared to $20.6 million for the same quarter a year ago. Net loss for the third quarter of 2009 was $2.6 million, or a loss of $0.29 per basic share, compared to a net loss of $3.5 million, or a loss of $0.38 per basic share, in the preceding quarter, and compared to net income of $0.7 million, or $0.07 per diluted share, in the third quarter of 2008.

Net sales for the first nine months of 2009 were $33.0 million compared to $57.6 million for the first nine months of 2008. Net loss for the nine months ended September 27, 2009 was $10.7 million, or a loss of $1.16 per basic share, compared to a net income of $1.1 million, or $0.11 per diluted share, for the first nine months of 2008.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “We are pleased to report continuing improvement in our performance. Both revenues and bottom line results improved for the second quarter in a row.

"Most of the increase in our third quarter revenues can be attributed to growth in our electronics business, which demonstrated strength in capital expenditures for both printed circuit board assembly and semiconductor packaging applications. This was especially true in China. In the energy sector we have seen continuing interest and bookings for our nuclear fuel processing equipment. The solar industry remains in a slowdown due to overcapacity and limited project financing.

"We ended the quarter with a strong balance sheet and a cash position of $24.8 million."

Outlook

“It appears that the global electronics business has turned a corner, and we anticipate a further strengthening in these markets,” said van der Wansem. "Continuing to invest in solar, we have introduced a number of new products and are positioned to capitalize on what we expect to be a growth market for solar in 2010."

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2009, in a conference call to be held today, October 27, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is (877) 604-9668. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through November 12, 2009, and can be accessed at this website or by phone at (888) 203-1112, pass code: 5518543.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expectation of growth in the electronics markets and growth in the alternative energy markets. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2009, and the company's Annual Report on Form 10-K for the year ended December 31, 2008. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of October 27, 2009, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

Net sales	$12,409	$20,578	$33,023	$57,581
Costs of goods sold	8,548	11,373	24,093	32,433

Gross profit	3,861	9,205	8,930	25,148

Operating expenses:

Selling, general and administrative	4,697	6,372	13,397	17,685
Research, development
and engineering	1,411	1,748	5,286	5,138

Operating income (loss)	(2,247)	1,085	(9,753)	2,325

Interest income	68	121	214	299
Interest expense	(206)	(182)	(504)	(536)
Other income (loss), net	3	(150)	(198)	(421)

Income (loss) before provision
for income taxes	(2,382)	874	(10,241)	1,667

Provision for income taxes	238	197	419	603

Net income (loss)	$(2,620)	$677	$(10,660)	$1,064

Income (loss) per share:
Basic	$(0.29)	$0.07	$(1.16)	$0.11
Diluted	$(0.29)	$0.07	$(1.16)	$0.11

Weighted average number of
shares outstanding:
Basic shares	9,194,502	9,389,456	9,222,723	9,373,294
Effect of dilutive options	-	141,738	-	154,602

Diluted shares	9,194,502	9,531,194	9,222,723	9,527,896

Note - The above expenses include in 000's:

Stock-based compensation expense	$303	$305	$912	$832

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 27,	December 31,
Assets	2009	2008

Current assets
Cash and cash equivalents	$24,792	$27,464
Accounts receivable	11,414	15,450
Inventories	15,149	19,044
Other current assets	465	909

Total current assets	51,820	62,867

Property, plant and equipment, net	6,311	6,886

Other assets, net	1,149	1,562

Total assets	$59,280	$71,315

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$305	$290
Trade accounts payable	3,994	5,058
Other current liabilities	6,768	7,399

Total current liabilities	11,067	12,747

Long-term debt, less current portion	8,763	8,988

Total liabilities	19,830	21,735

Total stockholders' equity	39,450	49,580

Total liabilities and stockholders' equity	$59,280	$71,315

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel